UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 27, 2017

MIRAMAR LABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-191545	80-0884221
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2790 Walsh Avenue Santa Clara, California	95051
(Address of principal executive offices)	(Zip Code)

(408) 579-8700
(Registrant’s telephone number, including area code)

N/A
(Former name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.
On January 27, 2017, Miramar Labs, Inc. ("we" or "Company") issued subordinated secured convertible promissory notes (the "Notes"), pursuant to the note purchase agreement (the "Note Purchase Agreement") dated January 27, 2017 by and among us and certain accredited investors named therein, including certain of our stockholders, in the aggregate amount of $2,464,734.90. We may issue additional Notes in the aggregate amount of up to $535,265.10 within 30 days of January 27, 2017. The Notes accrue interest at a rate of 10% per annum and are due upon the earlier of: (i) January 26, 2018, (ii) an event of default or (iii) upon liquidation/dissolution of the company (the "Maturity Date"). The Notes may be prepaid at the election of holders of the Notes holding a majority of the aggregate principal amount of the Notes and have the conversion terms described below in connection with an equity financing or a change of control event, such as a sale of the company or all or substantially all of its assets.
In the event that we consummate an equity financing with an aggregate sales price of not less than $10 million prior to the Maturity Date and a change of control event, the principal amount together with accrued but unpaid interest (the "Outstanding Balance"), of each Note will be multiplied by five (5) and automatically convert into shares of securities issued in such equity financing at the price per share paid by investors in such equity financing. In the event that we consummate an equity financing with an aggregate sales price of less than $10 million prior to the Maturity Date and a change of control event, at the election of holders of the Notes holding a majority of the aggregate outstanding principal amount of the Notes, the Outstanding Balance of each Note will be multiplied by five (5) and convert into shares of securities issued in such equity financing at the price per share paid by investors in such equity financing.
In the event that we consummate a change of control event and the Notes have not been repaid or converted in full prior to the change of control event, (i) in the case of a stock-for-stock merger, three (3) times the Outstanding Balance of each Note will automatically convert into shares of the acquiring company at the price per share as determined by (A) the ten-day average closing price of the common stock of the acquiring company if it is a public company or (B) our board of directors in good faith, if it is a private company, or (ii) in the case of a cash-for-stock merger or sale of all or substantially all of our assets, holders of the Notes will be entitled to receive the amount of cash equal to three (3) times the Outstanding Balance.
The Notes are secured by certain assets of the Company pursuant to the security agreement (the "Security Agreement") dated January 27, 2017 by and among us and certain investors named therein and subordinated to our obligations under the loan and security agreement dated August 7, 2015 pursuant to the subordination agreement (the "Subordinated Agreement") dated January 27, 2017 by and among us, Oxford Finance LLC and certain creditors named therein. As a result, the Notes have a second priority security interest in our assets behind the security interest held by Oxford Finance LLC and Silicon Valley Bank. The Notes are also subject to standard event of default provisions that would accelerate the Maturity Date.
The foregoing description of the issuance of the Notes and related transactions does not purport to be complete and is qualified in its entirety by reference to the complete text of the (i) Note Purchase Agreement filed as Exhibit 10.1 hereto; (ii) Security Agreement filed as Exhibit 10.2 hereto; (iii) Subordination Agreement filed as Exhibit 10.3 hereto and (iv) form of Note filed as Exhibit 4.1 hereto.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item.

Item 3.02.     Unregistered Sales of Equity Securities
The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item.
As described more fully in Item 1.01 above, the issuance of the Notes was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder.

Item 9.01.             Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
4.1	Form of Subordinated Secured Convertible Promissory Note (contained in Exhibit 10.1).
10.1	Note Purchase Agreement, dated January 27, 2017, by and among Miramar Labs, Inc. and certain investors named therein.
10.2	Security Agreement, dated January 27, 2017, by and among Miramar Labs, Inc. and certain investors named therein.
10.3	Subordination Agreement, dated January 27, 2017, by and among Miramar Labs, Inc., Oxford Finance LLC and certain creditors named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIRAMAR LABS, INC.

Date: February 2, 2017	By:	/s/ R. Michael Kleine
		Name:	R. Michael Kleine
		Title:	Chief Executive Officer

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